EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of Chemical Financial Corporation on Form S-4 of our report dated February 29, 2016 relating to the consolidated financial statements of Talmer Bancorp, Inc. and the effectiveness of internal control over financial reporting as of December 31, 2015, which appears in the Annual Report on Form 10-K of Talmer Bancorp, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the joint proxy statement and prospectus, which is part of such Registration Statement.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

June 2, 2016